Exhibit 99.1

SAN DIEGO, CALIFORNIA and SHENZHEN, China, April 2, 2018 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced its financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Highlights (all results compared to prior year period)

•	Net sales for the fourth quarter of 2017 increased by 47.0% to $79.2 million from $53.9 million.
•	Gross profit for the fourth quarter of 2017 increased by 8.4% to $11.8 million from $10.9 million.
•	EBITDA for the fourth quarter of 2017 increased by 136.5% to $9.0 million from $3.8 million.
•	Net income attributable to the Company for the fourth quarter of 2017 was $4.8 million, or $0.31 per diluted share, as compared to $1.8 million, or $0.12 per diluted share.

Full Year 2017 Highlights (all results compared to prior year period)

•	Net sales increased 40.4% to $244.2 million from $173.9 million. Excluding the impact of Ganzhou Highpower Technology Co., Ltd. ("GZ Highpower"), net sales increased 27.2% to $215.9 million from $169.7 million.
•	Lithium Business net sales increased 44.2% to $161.7 million from $112.1 million.
•	Gross margin was 19.4% compared to 21.9%. Excluding GZ Highpower, gross margin was 20.4% compared to 22.7%.
•	EBITDA was $27.8 million, a 99.8% increase from $13.9 million. Excluding GZ Highpower, EBITDA was $25.8 million compared to $15.0 million.
•

Net income attributable to the Company increased 174.2% to $16.8 million, or $1.09 per diluted share, compared to $6.1 million, or $0.40 per diluted share. Excluding GZ Highpower, net income increased 116.8% to $15.7 million compared to $7.3 million.

Recent Event

•	On December 15, 2017, the Company announced the investment of $14.3 million in its majority-owned subsidiary GZ Highpower from Xiamen Tungsten Co., Ltd. (“Xiamen Tungsten”) and Mr. Ou, the General Manager of GZ Highpower, for a total of $12.1 million and $2.2 million, respectively. This transaction closed on December 21, 2017, and the Company’s ownership of GZ Highpower decreased to 31.3%. Due to the loss of controlling power in GZ Highpower, the Company deconsolidated GZ Highpower accordingly. Key financial items excluding GZ Highpower are presented on an annual basis for comparison purposes.

Mr. George Pan, Chairman and CEO of Highpower International, commented, “We are pleased to report top-line performance that beat our guidance for both the fourth quarter and full year 2017. In addition, our bottom line, including EBITDA, grew significantly for both the fourth quarter and full year, thanks to continued progress in our efforts to strengthen our product offering, improve our production capacity and efficiency, and maintain an efficient supply chain.”

Mr. Pan continued, “We are living in a digital age where power is central to the functioning of our homes and jobs. We have seen an unprecedented expansion in the number of electrical products available to customers in recent years, not only among public consumers, but also among companies and governments worldwide, resulting in a surge in global energy demand and solutions. Due to this high demand, we expect continued high prices for raw materials such as cobalt in 2018, and we will endeavor to combat its effect on margins by improving production efficiency, maintaining proper inventory buildup, and hedging. We will continue to invest more on R&D, further improve the product safety and reliability, which are essential and critical to end users, especially in the age of artificial intelligence. With such improvement, we will further strengthen our core competitiveness which will partially offset the negative impact from raw material price increasing.”

“To drive our growth in the year ahead, we will continue to focus on our core lithium ion battery products. We are setting up a new production workshop in our Huizhou facility, which is expected to reach a target daily production volume of 100,000 pieces by the second quarter of 2018. In addition, a new building in Huizhou facility will be completed by May 2019 to further expand our production capacity to fulfill increasing international brand customer demand.”

“With our top-tier customer base and strong branding, we are optimistic about our growth in 2018 and beyond. At Highpower, we remain committed to providing clean, safe, and efficient power solutions to meet society’s needs,” Mr. Pan concluded.

Fourth Quarter and Full Year 2017 Financial Results

Net Sales

Net sales for the fourth quarter of 2017 increased by 47.0% to $79.2 million from $53.9 million in the prior year period, primarily attributable to growth in revenue from the Lithium segment. This was driven by continued increasing demand for consumer electronics, including portable power stations, smart wearable devices, smart phones, and notebooks.

Net sales increased 40.4% to $244.2 million for the year ended December 31, 2017 as compared to $173.9 million in 2016. The increase was driven by growth in the Lithium segment as well as growth in the GZ Highpower business. Excluding GZ Highpower, net sales increased 27.2% to $215.9 million from $169.7 million.

Gross Profit

Gross profit for the fourth quarter of 2017 increased by 8.4% to $11.8 million from $10.9 million in the prior year period. Gross margin for the fourth quarter of 2017 decreased to 14.9% from 20.2% in the prior year period due to continued high raw material prices and the expiration during the third quarter of some actions taken to offset the price fluctuations. There was also a substantial increase in the new materials business segment, which has a lower gross profit margin.

Gross profit for the year increased 24.4% to $47.4 million from $38.1 million in prior year period. Gross margin was 19.4% and 21.9% for full-year 2017 and 2016, respectively. The decrease in margin was primarily due to high raw material prices. Excluding GZ Highpower, gross profit for 2017 increased 14.5% to $44.0 million from $38.5 million and gross margin was 20.4% compared to 22.7%.

Operating Expenses

•	Research and development (R&D) expenses for the fourth quarter of 2017 were $3.1 million as compared to $2.6 million in the prior year period. As a percentage of net sales, R&D expenses declined to 3.9% from 4.7% in the prior year period. The Company will continue to invest in R&D activities in the future.

Research and development expenses were $9.5 million, or 3.9% of net sales, for 2017 as compared to $9.2 million, or 5.3% of net sales, in 2016.

•	Selling and distribution expenses for the fourth quarter of 2017 were $2.3 million compared to $1.9 million in 2016. As a percentage of net sales, selling and distribution expenses decreased to 2.9% from 3.6% in the prior year period, primarily attributable to the Company’s customer base optimization efforts.

Selling and distribution expenses were $7.5 million, or 3.1% of net sales, for 2017 as compared with $6.9 million, or 4.0% of net sales, in 2016.

•	General and administrative expenses for the fourth quarter of 2017 were $5.4 million as compared to $5.9 million in the prior year period. As a percentage of net sales, general and administrative expenses decreased to 6.8% from 11.0% in the prior year period.

General and administrative expenses were $15.4 million, or 6.3% of net sales, in 2017 as compared with $18.2 million, or 10.4% of net sales, in the prior year.

Net Income

Net income attributable to the Company for the fourth quarter of 2017 increased to $4.8 million from $1.8 million in the prior year period. Net income attributable to the Company per diluted share for the fourth quarter of 2017 increased to $0.31 from $0.12 in the prior year period.

For the quarters ended December 31, 2017 and 2016, the Company's weighted average diluted shares outstanding used in computing diluted shares was and 15,648,888 and 15,159,563, respectively.

Net income attributable to the Company for the full year 2017 increased to $16.8 million from $6.1 million in the prior year period. Net income attributable to the Company per diluted share for the full year increased to $1.09 from $0.40 in the prior year period. Excluding GZ Highpower, net income for the full year of 2017 and 2016 was $15.7 million and $7.3 million, respectively.

For the years ended December 31, 2017 and 2016, the Company's weighted average diluted shares outstanding used in computing diluted share was 15,435,371 and 15,113,914, respectively.

EBITDA

EBITDA for the fourth quarter of 2017 increased by 136.5% to $9.0 million from $3.8 million in the prior year period. EBITDA for the full year of 2017 increased by 99.8% to $27.8 million from $13.9 million in the prior year period. Excluding GZ Highpower, EBITDA was $25.8 million for the full year compared to $15.0 million in 2016.

A table reconciling EBITDA, a non-GAAP financial measure, to the appropriate GAAP measure is included with the Company's financial information below.

Revenue Breakdown by Geography:

	For the years ended December 31,
	2017	2016
	$	$
Net sales
China mainland	139,096,630	101,459,371
Asia, others	81,060,414	43,764,963
Europe	18,684,852	17,958,060
North America	4,769,797	9,371,838
South America	269,596	759,472
Africa	143,475	284,692
Others	141,548	252,717
	244,166,312	173,851,113

Balance Sheet Highlights

	December 31,
($ in millions, except per share data)	2017	2016
	$	$
Cash	14.5	9.3
Total Current Assets	156.0	103.3
Total Assets	220.3	163.3

Total Current Liabilities	152.3	118.0
Total Liabilities	153.1	118.0
Total Equity	67.2	45.3
Total Liabilities and Equity	220.3	163.3
Book Value Per Share	4.33	3.00

Financial Outlook

For the first quarter of 2018, the Company expects net revenues to grow over 10% year over year excluding Ganzhou Highpower impact. Factoring in the impact of expected, continued high raw material prices, gross margin is expected to be between 15% and 17% due to lower volume in first quarter by seasonality impact. For the full year 2018, the Company expects net revenues to grow at least 20% compared to 2017 and gross margin levels to exceed that of the fourth quarter of 2017 excluding Ganzhou Highpower impact.

Conference Call Details

The Company will hold a conference call on Monday, April 2, 2018, at 10:00 am Eastern Time or 10:00 pm Beijing Time to discuss the financial results. Participants may access the call by dialing the following numbers:

United States: 877-407-3108

International: 201-493-6797

To listen to the live webcast, please go to www.highpowertech.com and click on the conference call link, or go to http://highpowertech.equisolvewebcast.com/q4-2017. This webcast will be archived and accessible through the Company's website for approximately 30 days following the call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes this non-GAAP measure is useful to investors as it provides a basis for evaluating the Company's operating results in the ordinary course of its operations. This non-GAAP measure is not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. EBITDA are reconciled in the tables below to the most directly comparable measure as reported in accordance with GAAP

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. Such forward-looking statements include outlook on net revenues and gross margins, hedging, , production capacity, research and development efforts, strategic partnerships, and business and financial expectations and anticipated growth during 2018. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation,; inability to successfully expand our production capacity and improve production efficiency; fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for smart wearable devices and energy storage systems, and other digital products and the success of manufacturers of the end applications that use our battery products; ; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery solutions, including our lithium ion batteries; our ability to successfully manage hedging; and our ability to continue R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report for the year ended December 31, 2017 on Form 10-K and other public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: yuanmei@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	December 31,	December 31,
	2017	2016
	$	$
ASSETS
Current Assets:
Cash	14,502,171	9,324,393
Restricted cash	25,953,946	11,213,640
Accounts receivable, net	58,252,999	46,280,769
Amount due from related parties	1,165,838	7,517,250
Notes receivable	2,606,517	1,093,730
Advances to suppliers	6,050,531	2,007,184
Prepayments and other receivables	4,268,527	3,694,020
Foreign exchange derivatives	236,436	-
Inventories	42,946,644	22,207,333

Total Current Assets	155,983,609	103,338,319

Property, plant and equipment, net	46,520,776	43,504,991
Long-term prepayments	3,715,445	1,198,668
Land use rights, net	2,639,631	3,622,435
Other assets	748,431	500,000
Deferred tax assets	750,267	1,477,761
Long-term investments	9,906,379	9,689,576

TOTAL ASSETS	220,264,538	163,331,750

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	60,368,012	49,463,901
Deferred income	309,638	761,491
Short-term loans	10,128,646	18,776,080
Non-financial institution borrowings	10,756,158	3,741,115
Notes payable	54,859,478	30,658,000
Amount due to a related party	-	1,522,313
Other payables and accrued liabilities	12,243,345	11,148,556
Income taxes payable	3,609,391	1,963,298

Total Current Liabilities	152,274,668	118,034,754

Income taxes payable, noncurrent	777,685	-
Warrant Liability	-	259

TOTAL LIABILITIES	153,052,353	118,035,013

COMMITMENTS AND CONTINGENCIES	-	-

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Stated in US Dollars)

	December 31,	December 31,
	2017	2016
	$	$
EQUITY
Stockholders’ equity
Preferred stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-
Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,509,658 shares issued and outstanding at December 31, 2017 and 15,114,991 shares issued and outstanding at December 31, 2016)	1,551	1,511
Additional paid-in capital	12,709,756	11,580,934
Statutory and other reserves	6,549,815	4,992,463
Retained earnings	44,481,568	29,266,068
Accumulated other comprehensive income (loss)	3,469,495	(873,582)

Total equity attributable to the stockholders of Highpower International Inc.	67,212,185	44,967,394

Non-controlling interest	-	329,343

TOTAL EQUITY	67,212,185	45,296,737

TOTAL LIABILITIES AND EQUITY	220,264,538	163,331,750

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Stated in US Dollars)

	For the years ended December 31,
	2017	2016
	$	$
Net sales	244,166,312	173,851,113
Cost of sales	(196,792,444)	(135,768,642)
Gross profit	47,373,868	38,082,471

Research and development expenses	(9,512,074)	(9,243,750)
Selling and distribution expenses	(7,500,560)	(6,888,052)
General and administrative expenses	(15,393,791)	(18,186,362)
Foreign currency transaction (loss) gain	(2,390,417)	1,959,036
Total operating expenses	(34,796,842)	(32,359,128)

Income from operations	12,577,026	5,723,343

Changes in fair value of warrant liability	259	140,290
Changes in fair value of foreign exchange derivatives	273,496	-
Government grants	1,357,852	1,762,266
Other income	458,247	509,262
Equity in earnings of investee	107,243	351,755
Gain on dilution in equity method investee	500,270	-
Gain on sale of long-term investment	1,677,367	-
Gain on deconsolidation of a subsidiary	6,004,008	-
Interest expenses	(1,426,547)	(1,419,962)
Income before income taxes	21,529,221	7,066,954

Income taxes expenses	(4,315,325)	(1,439,177)
Net income	17,213,896	5,627,777

Less: net income (loss) attributable to non-controlling interest	441,044	(490,150)
Net income attributable to the Company	16,772,852	6,117,927

Comprehensive income
Net income	17,213,896	5,627,777
Foreign currency translation gain (loss)	4,234,078	(3,540,334)
Comprehensive income	21,447,974	2,087,443

Less: comprehensive income (loss) attributable to non-controlling interest	479,098	(524,140)
Comprehensive income attributable to the Company	20,968,876	2,611,583

Earnings per share of common stock attributable to the Company
- Basic	1.09	0.41
- Diluted	1.09	0.40

Weighted average number of common stock outstanding
- Basic	15,326,797	15,105,235
- Diluted	15,435,371	15,113,914

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	For the years ended December 31,
	2017	2016
	$	$
Cash flows from operating activities
Net income	17,213,896	5,627,777
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,290,980	4,937,688
Allowance for doubtful accounts	58,728	1,651,546
Impairment of machinery and equipment	-	530,914
Loss on disposal of property, plant and equipment	48,976	609,842
Deferred taxes	374,626	(32,756)
Changes in fair value of foreign exchange derivatives	(228,314)	-
Gain on deconsolidation of a subsidiary	(6,004,008)	-
Equity in earnings of investee	(107,243)	(351,755)
Gain on dilution in equity method investee	(500,270)	-
Gain on sale of long-term investment	(1,677,367)	-
Share based compensation	326,171	317,946
Changes in fair value of warrant liability	(259)	(140,290)
Changes in operating assets and liabilities:
Accounts receivable	(11,926,311)	(13,809,278)
Other assets	(288,180)	-
Notes receivable	(1,389,107)	575,514
Advances to suppliers	(5,070,174)	(72,470)
Prepayments and other receivables	(673,006)	(1,683,119)
Amount due from related parties	7,140,963	(7,457,338)
Amount due to related parties	(1,569,839)	1,589,963
Inventories	(24,705,574)	(4,410,429)
Accounts payable	15,183,933	11,196,709
Deferred income	154,151	(64,658)
Other payables and accrued liabilities	2,023,991	5,471,022
Income taxes payable	2,240,550	307,984
Net cash flows (used in) provided by operating activities	(4,082,687)	4,794,812

Cash flows from investing activities
Acquisitions of plant and equipment	(13,730,328)	(8,487,473)
Acquisition of long-term investment	-	(3,005,666)
Loan to a related party	(514,821)	-
Proceeds from sale of long-term investment	10,535,062	-
Impact to cash resulting from deconsolidation of a subsidiary	(632,754)	-
Net cash flows used in investing activities	(4,342,841)	(11,493,139)

Cash flows from financing activities
Proceeds from short-term bank loans	12,725,676	19,611,969
Repayments of short-term bank loans	(22,331,365)	(13,526,998)
Proceeds from non-financial institution borrowings	10,386,681	4,508,499
Repayments of non-financial institution borrowings	(3,857,910)	(601,133)
Repayment of long-term bank loans	-	(1,803,399)
Proceeds from notes payable	90,871,294	59,952,794
Repayments of notes payable	(69,511,376)	(57,731,108)
Proceeds from exercise of employee options	802,691	35,010
Repayment from GZ Highpower	6,035,600	-
Change in restricted cash	(13,498,698)	(320,093)
Net cash flows provided by financing activities	11,622,593	10,125,541
Effect of foreign currency translation on cash	1,980,713	47,212
Net increase in cash	5,177,778	3,474,426
Cash - beginning of year	9,324,393	5,849,967
Cash - end of year	14,502,171	9,324,393

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	1,700,149	1,163,950
Interest expenses	1,550,878	1,229,173
Non-cash investing and financing activities:
Offset of deferred income related to government grant and property, plant and equipment	263,948	229,951
Transfer of equipment to Yipeng	-	7,156,717

Reconciliation of Net Income to EBITDA

	For the years ended December 31,
	2017	2016
	$	$
Net income attributable to the Company	16,772,852	6,117,927

Interest expense	1,426,547	1,419,962
Income taxes expenses	4,315,325	1,439,177
Depreciation and Amortization	5,290,980	4,937,688

EBITDA	27,805,704	13,914,754

Key financial items excluding GZ Highpower

	For the years ended December 31,
	2017	2016
	$	$
Sales:
Lithium Business	161,660,771	112,128,757
Ni-MH Batteries and Accessories	53,492,309	57,211,657
Sales to GZ Highpower	746,776	367,982
Net sales (excluding GZ Highpwer)	215,899,856	169,708,396
Gross profit (excluding GZ Highpwer)	44,023,549	38,455,939
Gross profit margin (excluding GZ Highpwer)	20.4%	22.7%

Net income:
Net income	17,213,896	5,627,777
Less: Net income (loss) of GZ Highpower (including transaction with GZ Highpwer)	1,470,145	(1,633,834)
Net income (excluding GZ Highpwer)	15,743,751	7,261,611

	December 31, 2017	December 31, 2016
	$	$
Total Assets:
Lithium Business	171,881,450	115,116,508
Ni-MH Batteries and Accessories (including $8,102,520 investment in GZ Highpower under equity method)	48,383,088	37,994,369
Amount due from GZ Highpower	-	6,601,065
Investment to GZ Highpower	-	4,028,893
Total Assets (excluding GZ Highpwer)	220,264,538	163,740,835